Exhibit 10.4
SECOND AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
     THIS SECOND AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (“Agreement”) is entered into by and between Mid-America Bancshares, Inc., a Tennessee corporation (the “Company”), and James S. Short (“Executive”).
WITNESSETH:
     WHEREAS, Executive has been effective in his service to Bank of the South (sometimes herein called “Bank”); and
     WHEREAS, Bank of the South, the Company and PrimeTrust Bank have entered into an Agreement and Plan of Reorganization and Share Exchange Agreement pursuant to which shareholders of the Bank and PrimeTrust Bank will exchange their stock in Bank of the South and PrimeTrust Bank for stock in the Company (the “Share Exchange”) for the purpose of causing the Company to become a two-bank holding company which owns the Bank and PrimeTrust Bank; and
     WHEREAS, the Company recognizes the valuable services that Executive has rendered to the Bank and desires to induce Executive to continue his active participation in the business of the Bank and also to serve as a director and as Executive Vice President and Chief Risk Officer of the Company; and
     WHEREAS, Executive is willing to continue to serve both the Bank and the Company but desires assurance that, in the event of any change of control of the Company or the Bank after the consummation of the Share Exchange, he will continue to have the responsibility and status he has earned.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the parties’ agreements herein contained, the Company and the Executive hereby agree that:
     1. Executive’s Right to A Change of Control Payment; Timing. Executive shall be entitled to a Change of Control Payment (as herein defined) upon the occurrence of any of the following events:
     (a) In the event of a Change of Control (as herein defined); or
     (b) In the event of a Wrongful Termination (as herein defined).
Any Change of Control Payment due under this Agreement shall be made within ten (10) business days of the effective date of the Change of Control or the date of Wrongful Termination. If the Company fails to make the payment within the time allowed for payment, then the Bank shall make the Change of Control Payment within twenty (20) business days after the Change of Control Payment first became due.

Exhibit 10.4
     2. Certain Definitions and Concepts. The following definitions and concepts shall control the interpretation and enforcement of this Agreement:
     2.1 Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean any of the following:
(a)	a change in ownership (whether directly, indirectly, beneficially or of record) within a two hundred seventy (270) day period of shares in excess of 50% of the then-outstanding shares of common stock of the Company or the Bank;

(b)	a change in the membership of the board of directors of the Company if:
(i)	on or after the Effective Date (as herein defined) but prior to May 1, 2008, a majority of the members of the board of directors have not served continuously on the Company’s board of directors since the Effective Date; and/or

(ii)	on or after May 1, 2008, a majority of the members of the board of directors have not served continuously on the Company’s board of directors for at least two consecutive years before the date of the election of one or more new members to the Company’s board of directors;
(c)	a change in the membership of the board of directors of the Bank if: a majority of the members of the board of directors have not served continuously on the Bank’s board of directors for at least two consecutive years before the date of the election of one or more new members to the Bank’s board of directors;

(d)	the sale or other disposition of all or substantially all of the assets of the Company, Bank of the South, and/or PrimeTrust Bank either (i) in one transaction or (ii) in a series of transactions occurring during a period of eighteen consecutive months or less;

(e)	a change in control of a nature that would be required to be reported by a company subject to the Securities Exchange Act of 1934 (the “Exchange Act”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (or any successor provision) as it may be amended from time to time;

(f)	any transaction that would be a change in control under any federal banking law, rule or regulation; or

(g)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, in effect on the date first written above), other than any “person” who on the date hereof is a director or officer of the Company, the Bank, or PrimeTrust Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities.

Exhibit 10.4
     2.2 Bank. A merger of Bank of the South and PrimeTrust Bank under the continued ownership of the Company, or the lawful transfer of assets between the two banks, shall not be deemed a Change of Control.
     2.3 Sale or Disposition of Assets. For the purposes of this Agreement,(a) the sale of as much as fifty percent (50%) of the assets of the Company or any bank controlled by the Company shall constitute the “sale or other disposition of all or substantially all of the assets” of such entity and (b) the sale of as much as twenty-five percent (25%) of the voting power of the equity securities of any bank controlled by the Company shall constitute the “sale or other disposition of all or substantially all of the assets” of the Company.
     2.4 Beneficial Ownership. For the purposes of this Agreement, the term “beneficial ownership” shall include all shares directly or indirectly owned by a person or group of persons or any affiliates or associates of such person or group of persons, or shares which such person or group of persons, affiliates or associates have the right to acquire through the exercise of any option, warrant or right or otherwise and all shares as to which such person or group of persons, affiliates or associates, directly or indirectly, have or share voting power or investment power or both.
     2.5 Board of Director Membership. For the purposes of this Agreement, in determining whether there has been a sufficient change in the membership of the Company’s or the Bank’s board of directors to be deemed a Change of Control, and thus to require a Change of Control Payment to the Executive:
(a)	A director who has been removed for cause, who has died, who has retired at or after age 65, or who has retired due to physical or mental disability, shall not be deemed to have been a director during the relevant time frame specified in this Agreement;

(b)	Any director who is at the Effective Date a director of the Company, the Bank or PrimeTrust Bank shall be deemed to have been a director during the relevant time frame specified in this Agreement; or

(c)	Unless the Executive voted against her or his election, any other director elected during the relevant period shall be deemed to have been a director during the relevant time frame specified in this Agreement.
Thus, the fact that new directors have been elected to the relevant board of directors, or that directors have retired or otherwise left the board of directors of an entity covered by this Agreement, shall be considered with reference to the provisions of this paragraph 2.5.
     2.6. Wrongful Termination. For the purposes of this Agreement, the term “Wrongful Termination” means each of the following:
     (a) Any termination or suspension of Executive’s employment as an executive officer of the Company and/or the Bank unless such termination or suspension is “for cause.”
     (b) If the Executive is not elected to serve as a member of the board of directors of the Company and as a member of the board of directors of the Bank except in the instance when the

Exhibit 10.4
Executive declines in writing to be nominated or declines in writing to be named in the Company’s or the Bank’s proxy materials.
     (c) If the Executive is at any time not elected to serve as (or is removed or suspended from serving as) executive vice president and chief risk officer of the Company and president of the Bank with at least substantially the same duties and authority, as in effect on the Effective Date, unless Executive agrees to the change, removal, or suspension in a writing signed by him.
     (d) Any reduction by either the Company or the Bank, or both, in the combined salary or benefits to Executive from that in effect on the later of the Effective Date or each anniversary date of this Agreement. (Thus, the Company may assume all of Executive’s salary or allocate it, in a proper manner, to itself and/or the Bank without violating this Agreement.)
     (e) Any reduction by either the Company or the Bank, or both, in salary or benefits to Executive from that in effect on the later of the Effective Date or each anniversary date of this Agreement.
     (f) A material violation of this Agreement by the Company and/or the Bank that is not cured within thirty (30) days after written notice from the Executive to the Company and the Bank.
     (g) The Company’s and/or the Bank’s failure or refusal to advance expenses for the defense of claims against the Executive as provided in the Company’s charter and/or bylaws.
     (h) The Company’s and/or the Bank’s failure or refusal to indemnify the Executive to the fullest extent provided by Tennessee law; provided, however, that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Executive pursuant to the Company’s and the Bank’s charter or otherwise, Executive acknowledges that he has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company and/or the Bank, as appropriate, of expenses incurred or paid by Executive in the successful defense of any action, suit or proceeding) is asserted by Executive in connection with the registration of securities under the Securities Act, Executive agrees that the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     2.7. “For Cause” Described and Defined. For the purposes of this Agreement, the term “for cause” means each and any of the following:
     (a) Executive’s demonstrable personal dishonesty or breach of fiduciary duty involving non-trivial personal profit;
     (b) Executive’s clear and continuous incompetence in his job performance, including his failure to achieve demonstrably reasonable or agreed-upon budgetary goals for three consecutive years;

Exhibit 10.4
     (c) Executive’s willful misconduct, willful breach, or inexcusable neglect of his duties as an employee of the Company and/or the Bank;
     (d) Conviction of the Executive of a felony;
     (e) Suspension or removal of the Executive from any office with the Company or the Bank, or the prohibition of the Executive from participation in the conduct of the Company’s or the Bank’s affairs, pursuant to a notice or other action by any bank regulatory agency having jurisdiction;
     (f) Executive’s knowing and willful violation of any law, rule or regulation or final cease-and-desist order that, in the reasonable judgment of the board of directors of the Company or the Bank, will more likely than not cause substantial economic damage to the Company and/or one of its subsidiary banks;
     (g) Executive’s material breach of any material provision of this Agreement; or
     (h) Substantial damage to the Company’s or the Bank’s reputational interest that is attributable to the Executive’s misconduct, as described below.
     It is agreed between the parties that, for purposes of this Agreement, no act, or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him without good faith and without a colorable belief that this action or omission was at least not harmful to the Bank or to the Company (taken on a consolidated basis); provided that any act or omission to act by Executive in reliance upon a supporting opinion of counsel (or, as appropriate, another professional advisor) to the Company, to the Bank or to the Executive shall not be deemed to be willful or negligent. The terms “negligence,” “incompetence,” and “misconduct” shall be defined with reference to standards generally prevailing in the banking industry in the Nashville-Davidson-Murfreesboro Metropolitan Statistical Area. No breach of policy shall alone be the grounds for termination so long as it is not an integral part of the type of misconduct enumerated above and so long as it does not subject the Company and/or the Bank (or the board of directors thereof or one or more members thereof) to unreasonable risk of loss or damage.
     In determining negligence, incompetence and misconduct, the Company and/or the Bank, as applicable, shall have the burden of proof with regard to the acts or omission of Executive and the applicable standards prevailing in the banking industry. No act or omission that would be accorded deference under the business judgment rule applicable to directors of a corporation shall be deemed to constitute “negligence,” “incompetence,” or “misconduct” or be grounds for a termination “for cause.”
     The Executive acknowledges, however, that the Company and the Bank have important reputational interests that the Executive is required to uphold. Therefore, the Executive shall refrain from any type of consistent or habitual intentional misconduct that could be expected to, or does, seriously damage or besmirch the reputation of the Company and/or the Bank. Executive may, in extreme cases, be immediately terminated for conduct that is seriously damaging to the Company’s and/or to Bank’s reputation(s); provided, that to the extent practicable, the Company and the Bank

Exhibit 10.4
undertake to work to preserve the Executive’s employment if the Executive acts responsibly to repair or rehabilitate such reputation(s) and to rectify his own conduct.
     3. Calculation of the Change of Control Payment. For the purposes of this Agreement, the “Change of Control Payment” shall be a lump sum payment in cash in the amount of $1.00 less than three times the Executive’s base amount of compensation (Internal Revenue Code Section 280G(b)(2)(A)(ii)). The term “base amount,” referred to in this provision, is the Executive’s annualized includible compensation for a base period, consisting of the most recent five tax years ending before the date on which the Change of Control of the Company, the Bank, or any other subsidiary bank controlled by the Company was completed, or the portion of this period during which the Executive performed personal services for or was an employee of the Company and/or the Bank (Code Section 280G(b)(3) and (d)). “Annualized includible compensation” for the base period is the average annual aggregate compensation that was payable by the Company and the Bank and includible by the Executive in gross income for the tax years of the base period (Code Section 280G(d)(1)).
     4. Not At Will; No Duty to Mitigate; Liquidated Damages. This Agreement may only be terminated “for cause” as set forth above. This Agreement is not an “at will” contract or an “at will” employment. However, once a Change of Control has occurred and the Change of Control Payment has been paid to the Executive, then this Agreement shall be terminable at will by either the Company, the Bank, or the Executive. In the event of a Wrongful Termination, without regard to whether or not a Change of Control has occurred, Executive shall receive the Change of Control Payment as severance pay in consideration of his past service, and pay in consideration of his continued service from the date hereof. Executive’s entitlement thereto shall not be governed or affected by any duty to mitigate his damages by seeking further employment nor shall the amount of such payment be offset by any compensation which he may receive from future employment. Timely payment in full of the Change of Control Payment to the Executive that is due hereunder shall be deemed to be liquidated damages to the Executive for Wrongful Termination.
     5. No Offset or Recoupment. Neither the Company nor the Bank shall have the right of offset or recoupment against any sum due to Executive as a result of a Change of Control, a Wrongful Termination, or a recovery of fees and costs as provided in this Agreement.
     6. No Limiting Impact on Compensation and Benefits. The terms of this Agreement are not intended to limit Executive’s compensation or to exclude Executive’s participation in other benefits available to executive personnel generally or to preclude other compensation or benefits as may be authorized by the Board of Directors of either the Company or the Bank from time to time.
     7. Discriminatory Treatment Prohibited. The Company and the Bank agree not to discriminate against Executive in terms of compensation increases based on performance, bonuses (if earned in accordance with the Company’s or the Bank’s policies (as applicable)), benefits, staff and professional support, and office size and location.
     8. Bank of the South Benefit. Bank of the South expressly joins in this Agreement for the purpose of inducing Executive to continue his employment as the Bank’s president. The Bank

Exhibit 10.4
agrees that it shall be liable for the payment of all amounts due under this Agreement in the event Company fails to pay such amounts upon demand.
     9. Successors, Etc. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee, or, if there be no such designee, to Executive’s estate.
     10. Paperwork. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports, and the like, and Company shall use its best efforts to satisfy promptly all such requirements.
     11. Limitations on the Obligation to Make the Change of Control Payment. Neither the Company nor the Bank shall have the obligation to pay the Change of Control Payment if, prior to the commencement of any transaction that results in a Change of Control, Executive shall resign voluntarily.
     12. Retirement, Etc. (a) If Executive retires after reaching age 65, or (b) if Executive becomes substantially or completely disabled other than as a result of reckless misconduct on his own part, or (c) if Executive dies on or after December 31, 2007, then he (or his estate, as the case may be,) shall be entitled to a lump-sum payment in an amount equal to one-half of the Change of Control Payment, such payment to be due upon completion of the Change of Control. However, if no Change of Control has occurred prior to January 1, 2017, then no payment shall be due under this section.
     13. Resignation. If Executive resigns due to a violation of this Agreement by the Company and/or the Bank, subject to the cure period specified in paragraph 2.6(f) above, then Executive shall be entitled to a lump-sum payment equal to the Change of Control Payment within ten (10) days after he delivers his written resignation to the Company and to the Bank. If Executive resigns other than for the violation specified in the first sentence of this section, or based on retirement or substantial or complete disability, then Executive shall not be entitled to any Change of Control Payment.
     14. Professional Fees, Expenses, and Costs. If the Executive is successful in any litigation, the Company and the Bank shall pay to Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination of employment alleged by Executive to be a Wrongful Termination, including but not limited to all such fees and expenses, if any, incurred in good faith in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement, including a declaratory action brought to declare his rights under this Agreement; provided, that in all other actions related to or involving this Agreement the successful party shall be entitled to recover its or his reasonable attorneys fees.
     15. Tax Indemnity. In the event it shall be determined that any payment or benefits by the Company to the Executive (a “Payment”) would subject the Executive to an excise tax under

Exhibit 10.4
Section 4999 of the Code and/or under the laws of the State of Tennessee, or any interest or penalties are incurred or paid by the Executive with respect to such excise tax or state tax (any such excise tax or state tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to an additional payment from the Company as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise) imposed upon the Executive as a result of the receipt of the payment contemplated by this Agreement) and any reduction in such taxes of the Executive as a result of the payment of the related Excise Tax) to place the Executive in the same after-tax position the Executive would have been in had no Excise Tax been imposed upon or incurred or paid by the Executive (the “Tax Indemnity”). The Company’s tax accountants shall determine, utilizing such reasonable assumptions as it considers necessary, whether a Payment would subject the Executive to the Excise Tax within thirty (30) days after receipt of a written request from the Company or the Executive in which the requesting party verifies that a Payment has been made and requests an appropriate determination. The requesting party shall provide the other party with a copy of any such written request. The tax accountants shall determine whether a Tax Indemnity obligation exists and, if so, the amount of the Tax Indemnity and shall provide supporting documentation to both the Company and the Executive. The Company shall pay the Executive any Tax Indemnity so determined in a lump sum in cash within thirty (30) days following the release of the related determination by the outside auditor; provided, however, that any such payment may be reduced by applicable legal withholdings. In the event that the Internal Revenue Service and/or a state taxing authority subsequently assesses an Excise Tax that is greater than the tax previously calculated by the outside auditor, the Company shall make an additional Tax Indemnity payment, as calculated by the outside auditor in a manner consistent with the provisions of this Section 15, to the Executive within thirty (30) days after the date of such assessment. It shall be Executive’s obligation to notify the Company and the Bank of any such assessment.
     16. Governing Law; Amendment and Waiver; Notices; Captions. This Agreement shall be governed by and interpreted and enforced pursuant the internal laws of the State of Tennessee without giving effect to the conflict of laws principles of any jurisdiction. This Agreement can only be amended by a written document signed by all of the parties. No waiver of any provision of this Agreement shall be effective unless signed by the party to be charged and clearly applicable to this Agreement, nor shall this Agreement be amended in any respect, nor any provision waived, by any course of dealing. Notices shall be in writing and sent by courier or physically delivered by a party to the party to be given notice at its last known principal executive office or residence address. The Company and the Bank may use the Executive’s last known address in its personnel files as the operative address for the Executive unless the Executive has provided them with a different address. Any party can, by written notice sent in accordance with this section, change its or his address for notice. Notices shall be effective when actually received by (a) Executive or (b) an executive officer of the Company or the Bank.
     17. Effective Date. This Agreement is an amendment and restatement of an existing Change of Control Agreement and shall be deemed to be effective as of the Effective Date of the Share Exchange. As used herein, the term “Effective Date” means the date that the Share Exchange

Exhibit 10.4
became effective as a result of the filing of articles of share exchange with respect to the Share Exchange, which occurred on September 1, 2006.
     IN WITNESS WHEREOF, this Agreement has been executed on June 18, 2007, to be effective as set forth in Section 17 of this Agreement.

MID-AMERICA BANCSHARES, INC.
By:	/s/ Gary L. Scott
Gary L. Scott, Chairman

/s/ James S. Short
JAMES S. SHORT, Individually

BANK OF THE SOUTH
By:	/s/ David Major
David Major, Chairman